EXHIBIT 99.1

News Release	FMC Technologies Inc 1803 Gears Road Houston, TX 77067

For Release: Immediate

Investors	Rob Cherry	(281) 591-4560
Media	Ellen Bates Michael King	(281) 445-6559 (281) 931-2540

FMC Technologies Completes Spin-Off of

John Bean Technologies Corporation

HOUSTON, August 1, 2008— FMC Technologies, Inc. (NYSE:FTI) announced that it has completed the spin-off of its FoodTech and Airport Systems businesses into a publicly-traded company named John Bean Technologies Corporation (“JBT”). The spin-off, which was completed on July 31, 2008, was implemented through a tax-free dividend to FTI shareholders.

FMC Technologies distributed 0.216 share of JBT common stock for every share of FTI common stock outstanding as of the close of business on July 22, 2008. Shareholders will receive a cash payment in lieu of fractional shares of JBT. FMC Technologies will not retain any shares of JBT and going forward will report past results of FoodTech and Airport Systems as discontinued operations.

Beginning Friday, August 1, 2008, JBT will operate as an independent public company with its common stock trading on the New York Stock Exchange under the symbol “JBT.” The new company will have approximately 27.6 million shares outstanding.

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FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry and other industrial markets. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2005, 2006 and 2008, FMC Technologies employs approximately 13,000 people and operates 33 manufacturing facilities in 19 countries. For more information visit www.fmctechnologies.com.

John Bean Technologies Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food processing and air transportation industries. The Company designs, manufactures, tests and services technologically sophisticated systems and products for customers through its JBT FoodTech and JBT AeroTech segments. For more information visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in JBT’s Registration Statement on Form 10. These risks and uncertainties are also described under the caption “Risk Factors” in FMC Technologies’ Annual Report on Form 10-K for the year ended December 31, 2007 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.